Exhibit 16.1

February 3, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Sirs/Madams,

We have read the statement made by Nocera, Inc. on its Form 8-K dated February 3, 2026. We agree with the statement concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Nocera, Inc. contained therein.

Very truly yours,

Enrome LLP